ASSET PURCHASE AGREEMENT


         AGREEMENT (this "Agreement") dated as of April 1, 1996, between Multi-Market Radio, Inc., a Delaware corporation (the "Buyer") and Precision Media Corporation, a Delaware corporation (the "Seller").

         WHEREAS, the Seller is the owner, licensee and operator of a radio station WKSS-FM, broadcasting at a frequency of 95.7 mhz in and licensed to Hartford/Meriden, Connecticut (the "Station"); and

         WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase certain assets of the Seller relating to the Seller's operation of the Station; and

         WHEREAS, the purchase and sale of such assets may not be consummated unless and until the Federal Communications Commission (the "FCC") approves the transfer to the Buyer of the Seller's FCC license to operate the Station.

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1.  DEFINITIONS.

           The following terms shall have the meanings respectively assigned to them below in this Section 1 or in the other provisions of this Agreement referred to below:

         Acquired Assets.  As defined in Section 2.

         Assumption Agreement. An Assumption Agreement, to be executed and dated as of the Closing Date, substantially in the form of Exhibit A.

         Closing.  As defined in Section 5.1.

         Closing Date. The date to be designated by notice from the Buyer to the Seller, or such other date as the parties may mutually agree for the closing of this transaction; provided, however, that the Closing Date shall not be more than thirty days after the date on which there is an effective FCC Consent; provided, further, in no event shall the Closing Date occur later than seven (7) months following the date of this Agreement.

         Contracts.  As defined in Section 2.3.

         Encumbrances.  As defined in Section 7.4.

         Excluded Assets.  As defined in Section 2.4.




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         FCC.  As defined in the preamble.

         FCC Consent.  Authorization that is

          1.0.0.0.0.1.

         duly granted by the FCC approving the transfer of the License to the Buyer and approving thereby the control and operation of the Station by the Buyer on and after the Closing Date under conditions that are not less favorable than those currently applicable to the Seller; and

          1.0.0.0.0.2.

         final, that is, one with respect to which no appeal or petition or motion for rehearing and no reconsideration or review is pending, and as to which the time for filing or initiating such an appeal or petition or motion or reconsideration or review has expired, or, if filed or initiated, has been denied, dismissed or withdrawn and the time for any further administrative or legal proceedings has expired.

         FTC.  Federal Trade Commission.

         HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         Leases.  Collectively, the Studio Lease and the Tower Lease.

         Letter of Credit. The letter of credit issued by Chemical Bank on behalf of the Buyer for the benefit of the Seller in the face amount of $1,800,000 in the form of Exhibit B.

         License.  As defined in Section 7.5.

         Materially Adverse Effect. Any materially adverse effect on the ability of the Seller to operate the Station in accordance with applicable law or to pay its debts as they become due and payable.

         Non-Competition Agreement. The Non-Competition Agreement between the Buyer, the Seller and Timothy J.A. Montgomery, individually, to be dated as of the Closing Date, substantially in the form of Exhibit C.

         Permitted Encumbrances.  As defined in Section 5.2.

         Purchase Price.  As defined in Section 3.1.

         Real Estate.  Collectively, the Studio Site and the Tower Site.




         Station.  As defined in the preamble.




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         Station Records.  As defined in Section 11.3.

         Studio Lease. The lease of the Studio Site dated January 1, 1992 between the Seller and SKW II Real Estate Limited Partnership in the form of Exhibit D.

         Studio Site. The premises located at Ten Columbus Boulevard, Hartford, Connecticut 06106 as more particularly described in the Studio Lease.

         Tower Lease. The Lease of the Tower Site dated August 26, 1975 between the Seller, CWS Leasing Company and in the form of Exhibit E.

         Tower Site. The premises located in Meriden, Connecticut, as more particularly described in and leased pursuant to the Tower Lease.

         SECTION 2.  PURCHASE AND SALE; NON-COMPETITION AGREEMENT.

            Subject to the terms and conditions set forth in this Agreement, at the Closing the Seller shall sell and transfer to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the assets described in Sections 2.1 and 2.2 below (collectively, the "Acquired Assets") and all of the Seller's interests in and rights under the contracts described in Section
2.3 below (the "Contracts"):

                  Section2.1.  Tangible Assets.

           The transmission tower housing on the Tower Site, the guy wires relating thereto and stanchions or other supports for the guy wires, and all transmission, studio and other equipment, furniture, fixtures, motor vehicles, promotional blimps and balloons and other tangible personal properties located in Hartford and Meriden, Connecticut and environs that are used, necessary or useful in connection with the operation of the Station and that the Seller either owns or has the power to transfer including, without limitation, those listed on Schedule 2.1 (which schedule shall indicate which assets are owned and which assets are leased or otherwise held), together with any replacements or modifications thereof and additions thereto made between the date hereof and the Closing Date in the ordinary course of business and in accordance with the provisions of this Agreement.

                  Section2.2.  Intangible Assets.

           All rights, permits, trade names, service marks, slogans, customer lists, logos, jingles, goodwill and other intangible property used, necessary or useful in connection with the operation of the Station and that the Seller either owns or has the power to transfer, including, without limitation, the License and any renewals or modifications thereof between the date hereof






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and the Closing Date, the call sign "WKSS-FM," and the trade name "Kiss 95.7", all logos and artwork associated therewith and the License and including, without limitation, those listed on Schedule 2.2, together with any replacements thereof and additions thereto made between the date hereof and the Closing Date in the ordinary course of business and in accordance with the provisions of this Agreement.

                  Section 2.3.  CONTRACTS, ETC.

           All of the Seller's right, title and interest in and to those particular agreements, whether written or oral, and any and all extensions thereof, including, without limitation, the Leases and the License pursuant to which the Seller has the right to use the trade name "Kiss 95.7", that are used, necessary or useful in connection with the operation of the Station or the Acquired Assets and which

          2.3.0.0.0.1.

         are currently existing or in effect and listed and described in
Schedule 2.3,

          2.3.0.0.0.2.

         are entered into subsequent to the date of this Agreement and prior to the Closing Date in the ordinary course of the Seller's business and consistently with the Seller's customary operation of the Station, subject to the limitations set forth in Section 9.2 or

          2.3.0.0.0.3.

         are entered into subsequent to the date of this Agreement and prior to the Closing Date outside of the ordinary course of the Seller's business if the Buyer on the Closing Date elects to assume such agreements pursuant to the Assumption Agreement.

                  Section 2.4.  EXCLUDED ASSETS.

           The Acquired Assets being sold to the Buyer do not include

          2.4.0.0.0.1.

         the Station's cash on hand and in banks,

          2.4.0.0.0.2.

         the Station's cash equivalents,

          2.4.0.0.0.3.

         the Station's accounts receivable, and





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          2.4.0.0.0.4.

         the rights of the Seller under this Agreement and under the Letter of Credit (collectively, the "Excluded Assets").

                  Section 2.5.

                    NON-COMPETITION AGREEMENT.

         The Buyer, the Seller and Timothy J.A. Montgomery shall enter into the Non-Competition Agreement.

                  Section 2.6.

                    EMPLOYEE MATTERS.

           Buyer shall have the right, but not the obligation, to hire substantially all of the employees of the Station immediately following the Closing; provided, that Buyer shall be obligated to assume the contracts of those employees of the Seller listed on Schedule 2.6 attached hereto. Seller shall be responsible for all salary and benefits of the employees of the Station for the period prior to the Closing Date. All employees of the Station shall cease active participation in all of Seller's employee benefit plans on the Closing Date, in accordance with the terms of such plans.

         SECTION 3.  PAYMENTS.

               Section 3.1. PURCHASE PRICE FOR ACQUIRED ASSETS AND CONTRACTS.

           On the date hereof the Buyer has delivered the Letter of Credit to Seller. At the Closing, the Buyer shall pay to the Seller, as the aggregate purchase price for the Acquired Assets and Contracts an amount equal to $18,000,000 (the "Purchase Price"), plus or minus, as the case may be, the amount of any proration adjustment required by Section 6. The Purchase Price will be paid by delivery by the Buyer to the Seller of a bank wire transfer or other immediately available funds to a bank or banks designated by Seller in writing.

                  Section 3.2.  ALLOCATION OF PURCHASE PRICE.

           The Purchase Price shall be allocated, for tax purposes, as mutually agreed upon by Seller and Buyer prior to Closing. In the event that the parties are unable in good faith to mutually agree upon the allocation by Closing, Buyer and Seller shall select an independent certified public accountant mutually acceptable to both parties within ten (10) days after the Closing and such independent certified public accountant shall make a determination of the allocation within sixty (60) days after his or her selection. The allocation determined by their mutual agreement or otherwise by the independent certified public







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accountant, as the case may be, shall be conclusive and binding on Buyer and
Seller for the reporting and disclosure requirements of the Internal Revenue Service.

         SECTION 4.  ASSUMPTION OF CERTAIN OBLIGATIONS.

           At the Closing, the Buyer shall assume and agree to pay, perform fulfill and discharge, pursuant to the Assumption Agreement, those obligations of the Seller under the Contracts that accrue after the Closing and that relate to events that transpire subsequent to the Closing. Anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume, shall not be deemed to have assumed, and shall not be responsible for any liability or obligation of the Seller other than those obligations assumed pursuant to the Assumption Agreement. Schedule 4 attached hereto sets forth all barter and other trade obligations of the Seller outstanding on the date hereof. In no event shall the Buyer be deemed to have assumed any net negative barter or other trade balances of the Seller in excess of $50,000.

         SECTION 5.  CLOSING.

                  Section 5.1.  TIME AND PLACE.

           The closing (the "Closing") of the purchase and sale transactions contemplated by this Agreement shall take place on the Closing Date at the offices of Bingham, Dana & Gould at 100 Pearl Street, Hartford, Connecticut at the time designated in the Buyer's notice to the Seller, or at such other time and place as the parties mutually agree.

                  Section 5.2.  TRANSACTIONS AT CLOSING.

           At the Closing:

          5.2.0.0.0.1.

         the Seller shall duly execute and deliver to the Buyer such bills of sale, certificates of title and other instruments of assignment or transfer with respect to the Acquired Assets and the Contracts as the Buyer may reasonably request and as may be reasonably necessary to vest in the Buyer title to all of the Acquired Assets and rights to enjoy and enforce the Contracts, in each case subject to no Encumbrance except for the Encumbrances specified in Schedule 5.2 (the "Permitted Encumbrances");

          5.2.0.0.0.2.

         the Seller shall deliver to the Buyer a schedule setting forth all barter and other trade obligations and balances owing by the Seller on the Closing Date;

          5.2.0.0.0.3.






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         with respect to any agreements entered into subsequent to the date of this Agreement and which were not entered into

                                                               5.2.0.0.0.3.1.

         in the ordinary course of the Seller's business consistent with the Seller's customary operation of the Station or

                                                               5.2.0.0.0.3.2.

          with the Buyer's written consent, the Buyer shall notify the Seller which of such agreements the Buyer elects to assume as Contracts;

          5.2.0.0.0.4.

         the Buyer shall deliver to the Seller by bank wire transfer or other immediately available funds the Purchase Price;

          5.2.0.0.0.5.

         the Seller and the Buyer shall execute and deliver the Assumption Agreement;

          5.2.0.0.0.6.

         the Seller, the Buyer, and Timothy J.A. Montgomery shall execute and deliver the Non- Competition Agreement; and

          5.2.0.0.0.7.

         the Seller shall deliver the Station Records to the Buyer at the Station.

                  Section 5 .3.    ACCOUNTS RECEIVABLE



         5.3.0.0.0.1.

         Buyer acknowledges that all accounts receivable arising in connection with the operation of the Station, including but not limited to accounts receivable for advertising revenues for programs and announcements performed at the Station prior to the Closing Date and other broadcast revenues for services performed at the Station prior to the Closing Date, shall remain the property of Seller and that, except a provided for below, Buyer shall not acquire any beneficial right or interest therein or responsibility therefor.

                           5.3.0.0.0.2.

                  Buyer is hereby designated as agent for Seller for the purposes of billing, if unbilled, and collecting accounts






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         receivable of the Station existing on or before the Closing Date and arising out of the operations of the Station on or before the Closing Date, together with advertising broadcast by the Station prior to the Closing Date and not yet billed to advertisers, and Buyer shall account for all monies attributable to all of the Station's accounts receivable collected. On the thirtieth (30th) day, the sixtieth
         (60th) day, the ninetieth (90th) day, the one hundred twentieth (120th) day and on the one hundred fiftieth (150th) day following the Closing Date, Buyer shall render and deliver to Seller any monies collected with respect to the Station's accounts receivable, its written account of such billing and collection efforts, together with copies of such bills, correspondence, documents, instruments, and such other information as the Seller shall reasonably request. On the day which is one hundred eighty (180) days after the Closing Date, or if such day is not a business day, the next preceding business day, Buyer shall deliver to Seller one hundred percent (100%) of all monies actually collected by Buyer on Seller's behalf and any additional bills, correspondence, documents, instruments, files and other information concerning the billing of the accounts receivable of the Station to which such monies relate and which have not yet been delivered to Seller. Notwithstanding the foregoing, Seller and Buyer hereby agree that Buyer shall in no way be obligated to pay Seller any amounts received by Buyer as payments on accounts receivable which arise after the Closing Date (the "POST-CLOSING DATE ACCOUNTS RECEIVABLE").

                           5.3.0.0.0.3.

                  Buyer shall receive no remuneration for the services rendered pursuant to this Section 5.3(a) and shall not be liable in any way for non-collection or failure of any such collection of accounts receivable (except for liability arising in connection with the gross negligence or willful misconduct of the Buyer in connection with such accounts receivable). On or before the Closing Date, Seller shall deliver Buyer a list of the Station's accounts receivable existing on or before the Closing Date, as well as its unbilled broadcast advertising, existing as of the Closing Date ("PRE-CLOSING DATE ACCOUNTS RECEIVABLE") which shall be attached hereto as Schedule
         5.3. Any cash received by Buyer as payments on such accounts receivable after the Closing Date from customers included in the Pre-Closing Date Accounts Receivable will be applied first to Pre-Closing Date Accounts Receivable and then to Post-Closing Date Accounts Receivable. If a customer, in writing, disputes all or any portion of the Pre-Closing Date Account Receivable, Buyer may credit any cash payment to a Post-Closing Date Account Receivable from the same customer. The disputed Pre-Closing Date Accounts Receivable shall be returned to Seller for it to collect. Any Pre-Closing Date

         Account Receivable which is outstanding one hundred eighty (180) days after the Closing Date shall be returned to Seller on such one hundred and eightieth (180th) day for it to collect. The obligations of Buyer under this Section 5.3(c) shall survive the termination of this Agreement.

                           5.3.0.0.0.4.

                  Buyer and Seller hereby agree that (i) the provisions of this Section5.3 apply only to accounts receivable of the Seller arising in connection with the operations of the Station on or before the Closing Date and (ii) nothing set forth herein shall affect or refer to in any way any other accounts receivable of the Seller.

         SECTION 6.  ADJUSTMENTS.

           The operation of the Station, the Acquired Assets and the Contracts and the income and the expense attributable thereto, including, but not limited to, utilities, rent, deposits, prepaid and accrued items, payroll, vacation and severance pay earned but not paid, and property or other taxes and assessments applicable to the Acquired Assets and Contracts up to 12:01 a.m. current local time on the Closing Date shall be for the account of the Seller and thereafter for the account of the Buyer, and such income and expenses shall be prorated between the account of the Seller and Buyer and net settlement made on the Closing Date as far as feasible, by means of an addition to or, as the case may be, subtraction from the Purchase Price. If the amount of any such items cannot be readily ascertained on the Closing Date, proration of all such items shall be made on one occasion as soon after the Closing Date as the amount thereof is ascertainable, and in any event within ninety (90) days following the Closing Date. All prorations and adjustments made pursuant to this Section 6 shall be made in accordance with generally accepted accounting principles. Nothing in this Section 6 shall be deemed to apply to accountants fees, appraisal costs and legal expenses incurred by either party hereto in connection with the transactions contemplated hereby.

         SECTION 7.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer as follows:

                  Section 7.1.  ORGANIZATION AUTHORITY; BINDING EFFECT.

           The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified and authorized to do business as a foreign corporation in the State of Connecticut. The Seller has the power to own and hold the Acquired Assets, to carry on the business of the Station as now carried on by it and to enter into and perform this Agreement, the Non-Competition Agreement and the Assumption






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Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes, and when executed and delivered, each of the Non-Competition Agreement and the Assumption Agreement will have been duly executed and delivered and will constitute, the legal, valid and binding obligation of the Seller, enforceable against it in accordance with their respective terms.

                  Section 7.2.  FINANCIAL STATEMENTS, ETC.

           The Seller has furnished to the Buyer a complete and correct copy of its audited balance sheet and profit and loss statement for the Station as at December 31, 1993 and December 31, 1994, for the period then ended and its unaudited balance sheet and profit and loss statement for the Station at December 31, 1995, for the calendar year then ended. Such financial statements have been prepared in accordance with generally accepted accounting principles on a consistent basis throughout the periods indicated and fairly present the financial condition of the Station as at the date specified therein and the result of its operations for the period then ended, subject to audit and normal year-end adjustments.

                  Section 7.3.  ABSENCE OF CERTAIN CHANGES.

           Since December 31, 1995, there has not been any material adverse change in the assets, liabilities, or business of the Seller relating to its operation of the Station, or in the Seller's relationship with suppliers, customers, lessors or others relating to the operation of the Station, which has had a Materially Adverse Effect.

                  Section 7.4.  TITLE TO ACQUIRED ASSETS, ETC.

           The Acquired Assets constitute all of the Seller's assets (other than the Excluded Assets) used, necessary or useful in connection with the operation of the Station. Except for Permitted Encumbrances, the Seller has good and valid title to all of the Acquired Assets, free and clear of all mortgages, restrictions, liens, pledges, charges, security interests, encumbrances or title retention agreements (collectively, "Encumbrances"). Each of the Contracts is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a material default thereunder or other event which would allow cancellation or early termination by the other party or parties thereto. All of the Acquired Assets are transferable by the Seller by the Seller's sole act and deed and at the Closing Date no consent on the part of any other person will be necessary to validate the transfer to the Buyer, except that

          7.4.0.0.0.1.

         the License is not assignable without the FCC Consent;





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          7.4.0.0.0.2.

         certain of the Contracts described in Schedule 2.3 may be assigned only with the consent of third parties, each of such required consents being specified in Schedule 2.3; and

          7.4.0.0.0.3.

         certain liens on the Acquired Assets currently held by Bank of Boston Connecticut to secure certain indebtedness of the Seller will be required to be released, which liens shall be released on or prior to the Closing Date. All of the Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are used and comply with all requirements of the FCC.

                  Section 7.5.  FCC LICENSE.

           The Seller is the holder of unrestricted licenses and other authorizations issued by the FCC, copies of which licenses and authorizations are attached hereto as Schedule 7.5 (collectively, the "License"), that authorize the Seller to operate the Station in accordance with those specifications also set forth in the License. The License has been duly and validly issued, is in full force and effect, and is transferable with the consent of the FCC. The License is valid through the date indicated thereon. There are no orders, complaints, proceedings or investigations pending or, to the Seller's knowledge, threatened that would affect the validity of the License, other than FCC rulemaking procedures of general application. The Station and the Real Estate are in compliance in all material respects with the terms of the License and all material statutes, rules, regulations and policies of the FCC or any federal, state or local agencies having jurisdiction over the Station, including all applicable radio signal transmission, electromagnetic radiation, zoning, building and environmental laws, rules and regulations. All transmitters used or useful in the operation of the Station now operate in a manner such that any FCC action for which environmental factors must be considered would not constitute a major action as defined in 47 C.F.R. Section1.1305 as in effect on the date hereof.

                  Section 7.6.  INTELLECTUAL PROPERTY.

           Except as otherwise disclosed on Schedule 2.2, the Seller owns or licenses all trade names, service marks, logos, slogans, jingles and other intellectual property used for the operation of the Station, all of which are being assigned to the Buyer hereunder. To the best of the Seller's knowledge after due diligence and inquiry, none of such intellectual property infringes any intellectual property or related rights of third parties nor is any third party infringing on the Seller's rights with respect to such intellectual property.






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                  Section 7.7.  EMPLOYEES OF THE SELLER.

           Attached hereto as Schedule 7.7 is a complete and accurate list of all of the officers and employees of the Seller employed primarily in connection with the operation of the Station, their respective monthly rates of compensation as of the date hereof and their accrued vacation entitlement, if any.

                  Section 7.8.  APPROVAL BY GOVERNMENTAL AGENCIES.

           Except for the FCC Consent and the filings required pursuant to the HSR Act and the rules and regulations issued thereunder, no approval of or filing with any governmental administrative agency or authority is required for the execution or delivery of this Agreement by the Seller or the consummation of the transactions contemplated herein.

                  Section 7.9.  NO UNLISTED AGREEMENT.

           The Seller is not a party to or subject to or covered by any other material agreement or plan or policy relating to the operation of the Station or the employment of the Station's employees. Any unfunded liabilities of the Seller with respect to any such agreements, plans or policies comprising pension or other employee benefits are set forth in Schedule 7.9. The net negative barter balance of the Station will not exceed the total sum of $50,000 on the Closing Date. Each of Schedule 2.3 and Schedule 4 accurately sets forth all of the material terms of the Seller's barter and other trade agreements assigned to the Seller pursuant to this Agreement and in existence on the date hereof, which terms, including, without limitation, the rates at which station radio time is traded are consistent with the Seller's historic practice with respect to such barter or other trade agreements.

                  Section 7.10.  LABOR LAWS.

           The Seller has complied with all applicable laws, rules, collective bargaining agreements, and regulations pertaining to the employment of labor or the provision of personnel benefits in connection with the Station. The Seller has paid all taxes and withheld all amounts required by law or agreement to be withheld from compensation of the Station's employees and is not liable for arrears of wages or for tax or penalty for failure to comply with the foregoing. There are no controversies pending or, to the best of the Seller's knowledge, threatened between the Seller and the employees of the Station which would have a Materially Adverse Effect.

                  Section 7.11.  RECORDS AND REPORTS.

           Except to the extent that the failure to comply with such rules of the FCC has, and will have, no material impact on the ownership, operation or transfer of the Station,

          7.11.0.0.0.1.

         all statements relating to the Station currently required to be filed by the Seller with the FCC or any governmental instrumentality have been filed and complied with and are complete and correct as filed;

          7.11.0.0.0.2.

         all such statements shall be continued to be filed on a current basis until the Closing Date, and will be complete and correct as filed;

          7.11.0.0.0.3.

         all items required by the FCC to be placed in the local public record files of the Station have been placed in such files and are in possession of the Seller, and all such documents are complete and correct; and

          7.11.0.0.0.4.

         all required logs and business records relating to the operation of the Station have been maintained in accordance with the rules of the FCC and are in possession of the Seller. The Seller's local public files will be transferred to the Buyer at the Closing and will be complete and up-to-date.

                  Section 7.12.  INSURANCE.

           The Seller currently maintains, with respect to all of the insurable assets of the Station, the insurance policies listed and described on Schedule 7.12.

                  Section 7.13.  BROKERS.

           Seller has neither employed nor is liable to any broker, finder or any other third party in connection with the transactions contemplated by this Agreement other than Blackburn & Co., for whose fees and expenses Seller shall be solely responsible up to a maximum amount not in excess of $216,666.

                  Section 7.14.  DISCLOSURE.

           No representation or warranty by the Seller in this Agreement or in any other document delivered or to be delivered to the Buyer in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of the Seller with proper and complete information as to the Seller and the identity and character of the Acquired Assets and the Contracts. There is no material fact known to the Seller relating to the Acquired Assets, the Contracts, the operation of the Station with the Acquired Assets and the Contracts or liabilities arising therefrom that may materially adversely affect the same and that has not been disclosed to the Buyer in writing.

                  Section 7.15.  ENVIRONMENTAL MATTERS.

           In the course of any activities conducted by the Seller in connection with the Real Estate, Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, including but not limited to the FCC's guidelines regarding RF radiation.

                  Section 7.16.  LITIGATION.

           Except as set forth in Schedule 7.16 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the best knowledge of the Seller, threatened against the Seller before any court, tribunal or administrative agency or board that, if adversely determined, would, either in any case or in the aggregate, have a Materially Adverse Effect.

                  Section 7.17. AUTHORIZATION

           The execution, delivery and performance of this Agreement, the Non-Competition Agreement and the Assumption Agreement and the performance by the Seller of all of its agreements and obligations under each of such documents

          7.17.0.0.0.1.

         are within the corporate authority of the Seller,

          7.17.0.0.0.2.

         have been duly authorized by all necessary corporate proceedings,

          7.17.0.0.0.3.

         do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Seller is subject or any judgment, order, writ, injunction, license or permit applicable to such Person and

          7.17.0.0.0.4.

         do not conflict with any provision of the corporate charter or bylaws of, any agreement or other instrument binding upon the Seller.

         SECTION 8.  REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE BUYER.

           The Buyer represents and warrants to the Seller as follows:

                  Section 8.1.  ORGANIZATION; AUTHORITY; APPROVALS; BINDING
 EFFECT.

           The Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. The Buyer has the power to enter into and perform this Agreement, the Non- Competition Agreement and the Assumption Agreement. This Agreement has been duly executed and delivered by the Buyer and constitutes, and when executed and delivered hereunder by the Buyer, each of the Non-Competition Agreement and the Assumption Agreement, will have been duly executed by the Buyer and will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

                  Section 8.2.  AUTHORIZATION.

           The execution, delivery and performance of this Agreement, the Non-Competition Agreement and the Assumption Agreement and the performance by each such Person of all of its agreements and obligations under each of such documents

          8.2.0.0.0.1.

         are within the corporate authority of the Buyer

          8.2.0.0.0.2.

         have been duly authorized by all necessary corporate proceedings

          8.2.0.0.0.3.

         do not conflict with or result in any breach or contravention of any provision of law, statue, rule or regulation to which the Buyer is subject or any judgment, order, writ, injunction, license or permit applicable to the Buyer and

          8.2.0.0.0.4.

         do not conflict with any provision of the corporation charter or bylaws of, any agreement or other instrument binding upon the Buyer.

                  Section 8.3.  GOVERNMENTAL CONSENT.

           Except for the FCC Consent and filings required by the HSR Act and the rules and regulations issued thereunder, no approval of or filing with any governmental administrative agency or authority is required for the execution or delivery of this Agreement by the Buyer or the consummation of the transactions contemplated herein.

                  Section 8.4.  BROKERS.

           Buyer has neither employed nor is liable to any broker, finder or any other third party in connection with the transactions contemplated by this Agreement other than Blackburn & Co. and The Sillerman Companies, for whose fees and expenses Buyer shall be solely responsible (up to a maximum amount, with respect to Blackburn & Co., not in excess of $216,666).

                  Section 8.5.  DISCLOSURE.

           No representation or warranty by the Buyer in this Agreement or in any other document delivered or to be delivered to the Seller in connection herewith contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated therein.

         SECTION 9.  AGREEMENTS BY THE SELLER PENDING CLOSING DATE.

                  Section 9.1.  AFFIRMATIVE COVENANTS.

           Between the date hereof and the Closing Date, the Seller shall:

                           9.1.0.0.0.1.

                  maintain the Station Records in accordance with the Seller's current practice, and, from time to time, upon reasonable notice and during regular business hours, give to representatives of the Buyer full access to the Station Records and cooperate in discussing the business and affairs of the Seller with the representatives of the Buyer;

                           9.1.0.0.0.2.

                  keep in good repair and maintain all of the property related to or used in the Station in good operating condition and in accordance with FCC regulations and the Seller's current practice;

                           9.1.0.0.0.3.

                  maintain at all times with respect to all of the Station's insurable assets the insurance policies currently in effect or substantially similar policies with other financially sound and reputable insurers;

                           9.1.0.0.0.4.

                  conduct continuously the broadcast programs and the business of the Station with due diligence in accordance with the terms and requirements of the License and use the Seller's commercially reasonable efforts to preserve and maintain the Station's business organization and the goodwill and support of the Station's listeners, advertisers, employees and other persons having business relations with the Station; and

                           9.1.0.0.0.5.

                  employ the Seller's commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to the Buyer, to the consummation of the transactions contemplated by this Agreement by each party to any agreement, including, without limitation, any Contract listed in Schedule 2.3 and any Contract entered into after the date hereof, under which such transactions would constitute a material default, would accelerate obligations of the Seller or would permit cancellation or early termination of any such agreement;

                           9.1.0.0.0.6.

         use its reasonable efforts to complete all obligations owing under trade agreements of the Station prior to the Closing;

                           9.1.0.0.0.7.

                  spend not less than one hundred percent (100%) of the cash promotions and advertising expenditures Seller budgeted for the Station for the period from the date of this Agreement through the Closing Date (which budgeted amounts are described in more detail on Schedule 9.1(g) hereto);

                           9.1.0.0.0.8.

                  use its reasonable efforts to maintain the employment at the Station and to renew, in accordance with this Agreement, the existing employment contracts of the employees listed in Schedule 7.7; provided, that nothing set forth herein shall obligate the Seller to increase the amount of compensation or benefits payable to any of such employees;

                           9.1.0.0.0.9.

                  provide Buyer with sales reports for the Station on a weekly basis during the term of this Agreement, and within forty-five (45) days of the end of each month deliver to Buyer an unaudited statement of revenue and expenses of the Station for the month then ended, certified by the President or Vice President of Seller as being true and complete to the best of Seller's knowledge and that such statements and reports fairly and accurately represents the results of operation of the Station for the period covered by such reports and statements;

                           9.1.0.0.0.10.

                  furnish to the Buyer a complete and correct copy of its audited balance sheet and profit and loss statement for the Station as at December 31, 1995, for the period then ended, within ten (10) days of its completion but in any event, no later than April 10, 1996; provided, that the Buyer acknowledges and agrees that the Buyer will reimburse the Seller promptly on demand for a portion of the costs incurred by the Seller in connection with the preparation of such financial statements in an amount equal to $8,334.00.

                           9.1.0.0.0.11.

                  subject to the terms of the Confidentiality Agreement dated February 12, 1996 between the Buyer and the Seller, permit the Buyer or any of the Buyer's other designated representatives, to visit and inspect any of the properties of the Seller relating to the operation of the Station, to examine the books of account of the Station (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Station with, and to be advised as to the same by, Seller's officers, all at such reasonable times and intervals as the Buyer may reasonably request; provided, that the rights of the Buyer under this subsection (k) shall not be exercised in such a manner as to interfere unreasonably with the business of the Station and,

                           9.1.0.0.0.12.

                  Between the date hereof and for a period of one (1) year from the Closing Date, Seller shall not, directly or indirectly, through any agent or otherwise, hire or solicit the employment of any of the employees listed on Schedule 7.7 who are hired by Buyer at or after the Closing or who are subject to non-competition agreements with Buyer (but only to the extent limited by such non-competition agreements), except as agreed to in writing by Buyer and Seller.

                  Section 9.2.  NEGATIVE COVENANTS.

           Between the date hereof and the Closing Date, the Seller shall operate the Station only in the ordinary course, and shall not, without the consent of the Buyer, do any of the following:

          9.2.0.0.0.1.

         create, incur or permit the creation of any Encumbrance on the Seller's business, property or assets now owned or hereafter acquired in connection with the Station;

          9.2.0.0.0.2.

         except for contracts for the sale of advertising for cash for which no prepayment has been received and with not more than twelve (12) months remaining in their term, and except for such other contracts or leases that involve commitments by the Seller not in excess of $10,000 in any one case nor more than $50,000 in the aggregate, make or become a party to any contract, lease or commitment, or renew, extend, amend or modify any contract, lease or commitment without the prior written consent of the Buyer;

          9.2.0.0.0.3.

         agree to pay, conditionally or otherwise, any bonus (other than bonuses in amounts or calculated according to methods disclosed to the Buyer and payable as a reward for continued satisfactory performance during the period from the date of this Agreement to the Closing Date, which bonuses shall be payable by the Seller), extra compensation, pension or severance pay to any agent, officer or employee or increase the rate of compensation of any of the officers or employees of the Seller above the rates shown on Schedule
7.7 except for certain regularly scheduled annual raises noted on Schedule 7.7 which would normally be made between the date of this Agreement and the Closing Date and which are in amounts consistent with the Seller's prior practices;

          9.2.0.0.0.4.

         permit, either in violation of the FCC's rules and regulations or contrary to the Seller's past practices relating to record retention, the removal from the Station, or the destruction, of the Station Records;

          9.2.0.0.0.5.

         except to the extent that FCC rules and regulations require that such matters be left to the discretion of the Seller, change materially the manner in which the Seller operates the Station or the Seller's practices with respect to the Station, including, without limitation, the type, quality and amount of promotional support which the Seller has historically provided to the Station; or

          9.2.0.0.0.6.

         renew the Studio Lease without the prior written consent of the Buyer.

      Section 9.3. CONTROL OF STATION.

           The Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct the operations of the Station; such operations, including complete control and supervision of all programs and employees, shall be the sole responsibility of the Seller. Without limiting the foregoing, the Buyer shall not induce any of the employees of the Seller to leave their employment with the Seller or employ or otherwise contract for the services of any person who is now employed by the Seller at the time of the commencement of employment discussions between the Buyer and such person.

         SECTION 10. BEST EFFORTS TO SECURE REGULATORY AUTHORIZATION AND FCC CONSENT.

                           10.0.0.0.0.1.

                  If necessary, the Seller and the Buyer shall proceed to file, not later than fifteen (15) business days following the date hereof, with the FTC and the Antitrust Division of the United States Department of Justice notification and report forms and documentary material which comply with the provisions of the HSR Act and the rules and regulations issued thereunder, and will promptly file any additional information requested as soon as practicable after receipt of the request. Neither of the Buyer or the Seller will take any action which will have the effect of delaying, impairing or impeding the receipt of any required approvals and both such parties will use their best efforts to secure such approvals as promptly as possible.

                           10.0.0.0.0.2.

                  The Seller and Buyer shall proceed to file, not later than ten (10) business days following the date hereof, proper applications with the FCC requesting the FCC Consent, and shall file with the FCC thereafter any other instruments necessary to obtain the FCC Consent, including additional information or amendments to the application, and shall cooperate fully with one another and shall otherwise use their best efforts to procure the FCC Consent at the earliest possible date. Without limiting the foregoing, neither the Buyer nor the Seller will take any action which will have the effect of delaying, impairing or impeding the receipt of the FCC Consent. All costs of obtaining such consents shall be borne equally by the Seller and the Buyer.

         SECTION 11.  CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS.

           Each and every obligation of the Buyer to be performed at the Closing shall be subject to the satisfaction of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

         Section 11.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
SELLER.

           The representations and warranties of the Seller set forth in
Section 7 shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for changes contemplated and permitted or required by this Agreement. The Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by the Seller prior to or at the Closing. The Seller shall have executed and delivered, in form and substance satisfactory to the Buyer, the Assumption Agreement and the Non-Competition Agreement. The Seller shall have delivered to the Buyer the Seller's certificate, dated as of the Closing Date, stating that the conditions set forth in this Section 11.1 have been satisfied, together with a good standing certificate relating to the Seller and issued by each of the Secretaries of State of Delaware and Connecticut, respectively.

                  Section 11.2.  GOVERNMENTAL AGENCY APPROVALS.

           The FCC Consent shall have become effective and each other governmental agency the approval of which is required prior to the consummation of any of the transactions contemplated by this Agreement shall have approved such transaction on the terms contemplated by this Agreement and the applicable (if any) waiting periods under the HSR Act and the rules and regulations issued thereunder shall have expired; provided that the parties hereto shall have complied with the provisions of Section 10(a) hereof.

         Section 11.3. PUBLIC RECORDS FILE; OTHER BOOKS AND RECORDS; BARTER AND OTHER TRADE AGREEMENTS.

           The Seller shall have delivered to the Buyer on the Closing Date all books and records (or copies thereof) of the Seller relating to the Seller's operation of the Station (collectively, the "Station's Records"), as of the Closing Date. The Seller shall deliver at the Closing a schedule of all of its current barter and other trade agreements and a statement of its outstanding net barter and other trade balances as of the Closing Date. For a period of not less than one (1) year after Closing, the Buyer agrees to retain any Station's Records in its possession. If required by the Seller for regulatory, audit, tax or other reasonable and similar purposes, the Buyer will grant the Seller reasonable access to, or make copies of the Station's Records relating to the pre-closing operations of the Station as are in its possession. The Seller will pay the Buyer the costs of copying such Station's Records. The Buyer will not destroy any of the Station's Records relating to the pre-closing operations of the Station prior to six (6) years after the Closing Date without notifying the Seller and allowing the other party to take possession of and preserve such Station's Records.

                  Section 11.4.  CONSENTS.

           Each other party to each of the Leases, and each other party to any other Contract or other agreement with the Seller under which the transactions contemplated by this Agreement

          11.4.0.0.0.1.

         would constitute a default giving rise to a claim for damages or injunctive relief which could materially adversely affect any Acquired Asset or the business or operations of the Station,

          11.4.0.0.0.2.

         would accelerate obligations, or

          11.4.0.0.0.3.

         would cause the early termination or cancellation of such agreement, shall have given such consent at no expense to the Buyer, in a form and substance approved by the Buyer (which approval shall not be unreasonably withheld), as may be necessary to permit the consummation of the transactions contemplated by this Agreement and such assignment, all without default or acceleration under or early termination or cancellation of such agreement and without charge.

                  Section 11.5.  NO MATERIALLY ADVERSE CHANGE.

           No action or proceeding shall have been instituted, and no order, decree or judgment of any court or governmental authority shall be subsisting, against the Buyer or the Seller that would render it unlawful, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with the terms hereof or that would affect, as of the Closing Date, the validity of the License.

                  Section 11.6.  OPINION OF COUNSEL.

           The Seller shall have delivered to the Buyer on the Closing Date

          11.6.0.0.0.1.

         areasonable satisfactory opinion from Bingham, Dana & Gould, special counsel for the Seller, dated as of the Closing Date, and substantially in the form of Exhibit E, and

          11.6.0.0.0.2.

         areasonably satisfactory opinion of Kaye, Scholer, Fierman, Hayes & Handler, special FCC counsel to the Seller, dated as of the Closing Date, as to the matters set forth in Section 7.5 and the validity of the FCC Consent.

                  Section 11.7.  MINIMUM OPERATING INCOME.

           The Operating Income of the Station for the four (4) consecutive fiscal quarter period of the Borrower ending June 30, 1996, as set forth in the unaudited, management prepared financial statements of the Station for such period, shall not be less than $1,000,000. As used herein, "Operating Income" shall mean the aggregate amount of net revenues of the Station for such period minus the aggregate amount of operating expenses of the Station for such period. Operating expenses shall not include interest, depreciation, amortization and other non-cash charges. Net revenue shall include all tower rental and other income. The Buyer also agrees that

          11.7.0.0.0.1.

         the calculation of the Station's Operating Income for the fiscal year ended December 31, 1995, attached hereto as Exhibit F, is acceptable to the Buyer with respect to the calculation of Operating Income for such period (and for the four (4) quarter period ending June 30, 1996) and

          11.7.0.0.0.2.

         the extraordinary expenses added back to Operating Income for such period, all as set forth on such Exhibit F, are acceptable to the Buyer and such extraordinary expenses shall also be added back (on a pro rata basis for amounts of such expenses actually incurred during such four quarter period) when calculating Operating Income of the Station for the four (4) consecutive fiscal quarter period ending June 30, 1996.

                  Section 11.8.  ADDITIONAL CERTIFICATES AND OTHER DOCUMENTS.

           On or before the Closing Date, the Seller shall have furnished to the Buyer such additional certificates and other documents as the Buyer may have reasonably requested as to any of the conditions or other matters set forth in this Section 11, including, without limitation, as to compliance with
Section 11.1.

         SECTION 12.  CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS.

           Each and every obligation of the Seller to be performed at the Closing shall be subject to the satisfaction of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

         Section 12.1. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER.

           The representations and warranties of the Buyer set forth in
Section 8 shall be true and correct as to all material matters as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for changes contemplated and permitted or required by this Agreement. The Buyer shall have tendered to the Seller the Purchase Price, executed and delivered the Non-Competition Agreement and performed and complied with all other agreements and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, stating that the conditions set forth in this Section 12.1 have been satisfied.

                  Section 12.2.  GOVERNMENTAL AGENCY APPROVALS.

           The FCC Consent shall have become effective and each other government agency the approval of which is required prior to the consummation of any of the transactions contemplated by this Agreement shall have approved such transaction on the terms contemplated by this Agreement and the applicable waiting periods under the HSR Act and the rules and regulations issued thereunder shall have expired; provided that the parties hereto shall have complied with the provisions of Section 10(a) hereof.

                  Section 12.3.  NO OBSTRUCTIVE PROCEEDING.

           No action or proceeding shall have been instituted, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting, against the Buyer or the Seller that would render it unlawful, as of the Closing Date, to effect the transactions contemplated hereunder in accordance with terms hereof.

                  Section 12.4.  OPINION OF COUNSEL.

           The Buyer shall have delivered to the Seller on the Closing Date an opinion from Richard Liese, Esq., corporate counsel for the Buyer, that is in form and detail reasonably satisfactory to the Seller.

         SECTION 13.  INDEMNIFICATION BY BUYER.

                  Section 13.1.  INDEMNIFICATION OF SELLER.

           The Buyer agrees to indemnify and hold the Seller harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorney's fees) arising from or related to any of the following: (a) any material inaccuracies in any representation or warranty made by the Buyer herein or in any document delivered by the Buyer in connection herewith, or any material failure by the Buyer to comply with any covenant made by the Buyer in this Agreement or any such document; (b) any and all claims, liabilities and obligations arising out of the ownership or operation following the Closing Date of the Station or the Acquired Assets or the performance following the Closing Date of the Contracts; provided that such claims, liabilities and obligations are not based solely on facts existing prior to the Closing Date;
(c) any claims, liability or obligation with respect to any employee of the Buyer in connection with his or her employment by the Buyer following the Closing Date; or (d) any loss, cost or expense of the Seller relating to the failure of the Buyer to comply in any material respect with the provisions of this Section 13, provided that Buyer shall have no liability under this Section13.1 until the aggregate for all claims hereunder exceeds the sum of $25,000 (the "Threshold Amount"), in which event Buyer shall then be liable for all claims for indemnification hereunder, including the Threshold Amount.

                  Section13.2.  Claims.

           In the event that the Seller desires to make a claim against the Buyer under Section 13.1, the Seller shall notify the Buyer within ninety (90) days of the date on which Seller becomes aware of all of the facts and circumstances giving rise to such claim. Upon receipt of such notice from the Seller of any claim made by a third party, the Buyer shall be entitled to assume the defense of such claim, and in the case of such an assumption the Buyer shall have the authority to negotiate, compromise and settle such claim at its sole expense and cost, provided, that any such settlement shall include as an unconditional term thereof the giving by such third party to the Seller of a release from all liability in respect of such claim.

                  Section 13.3.  LIMITATION.

           No claim may be made pursuant to this Section 13 unless notice thereof pursuant to Section 13.2 has been given on or prior to the second anniversary of the Closing Date; provided that if and to the extent that the Seller continues to be liable directly to the third parties under any Contract such time limitation shall not apply with respect to claims made pursuant to this Section 13 and relating to the performance after the Closing Date of such Contracts. No claim may be made in respect of any matter covered by Section 13.1, including but not limited to any claim by the Seller based on any inaccuracy of any representation or warranty made by the Buyer, except pursuant to the provisions of this Section 13.

         SECTION 14.  INDEMNIFICATION BY SELLER.

                  Section 14.1.  INDEMNIFICATION OF BUYER.

           The Seller agrees to indemnify and hold the Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorney's fees) arising from or related to any of the following: (a) any material inaccuracies in any representation or warranty made by the Seller herein or in any document delivered by the Seller in connection herewith, or any material failure by the Seller to comply with any covenant made by the Seller in this Agreement or any such document; (b) any and all claims, liabilities and obligations arising out of the ownership or operation on or prior to the Closing Date of the Station or the Acquired Assets or the performance on or prior to the Closing Date of the Contracts; provided that such claims, liabilities and obligations are based on facts which came into existence after the Closing Date; (c) any claim or liability arising under the bulk sales or related tax laws of any jurisdiction in connection with transactions contemplated by this Agreement (in view of such indemnification obligation the Buyer hereby waives the Seller's compliance with any such bulk sales and related tax laws as a condition to the Closing hereunder); (d) any claims, liability or obligation with respect to any employee of the Seller in connection with his or her employment and/or termination of employment on or prior to the Closing Date by the Seller; (e) any and all claims or counterclaims arising in connection with the Excluded Assets; or (f) any loss, cost or expense of the Buyer relating to the failure of the Seller to comply in any material respect with the provisions of this Section 14, provided that Seller shall have no liability under this Section14.1 until the aggregate for all claims hereunder exceeds the Threshold Amount, in which event Seller shall be liable for all claims for, indemnification hereunder, including the Threshold Amount.

                  Section 14.2.  CLAIMS.

           In the event that the Buyer desires to make a claim against the Seller under Section 14.1, the Buyer shall notify the Seller within ninety
(90) days of the date on which Buyer becomes aware of all of the facts and circumstances giving rise to such claim. Upon receipt of such notice from the Buyer of any claim made by a third party, the Seller shall be entitled to assume the defense of such claim, and in the case of such an assumption the Seller shall have the authority to negotiate, compromise and settle such claim at its sole expense and cost; provided, that any such settlement shall include as an unconditional term thereof the giving by such third party to the Buyer of a release from all liability with respect to such claim.

                  Section 14.3.  LIMITATION.

           No claim may be made pursuant to this Section 14 unless notice thereof pursuant to Section 14.2 has been given on or prior to the second anniversary of the Closing Date, or, if the claim relates to any tax liability or claim, the third anniversary of the Closing Date. No claim may be made in respect of any matter covered by Section 14.1, including but not limited to any claim by the Buyer based on any inaccuracy of any representation or warranty made by the Seller, except pursuant to the provisions of this Section 14.

         SECTION 15.  TERMINATION OF AGREEMENT.

                  Section 15.1.  TERMINATION.

           This Agreement may be terminated by either Buyer or Seller (as long as such party has complied in all material respects with its covenants and agreements under this Agreement) upon the occurrence of any of the following:

                           15.1.0.0.0.1.

                  if, on or prior to the Closing Date, the other party hereto defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such default shall not be cured within thirty (30) days of the date of notice of default served by the party claiming such default; or

                           15.1.0.0.0.2.

                  on ten (10) days written notice if the FCC denies any application requesting the FCC Consent, or if the FCC fails to grant the FCC Consent within six (6) months following the date of this Agreement, provided, that Seller shall extend such time limit an additional one (1) month at the request of Buyer so long as Buyer shall be diligently prosecuting the FCC Application in good faith and the FCC has not issued any ruling or decision denying the FCC Application; or

                           15.1.0.0.0.3.

                  if there shall be in effect any judgment, decree or order that would prevent or make unlawful the Closing of this Agreement; or

                           15.1.0.0.0.4.

                  by Buyer only, if between the date hereof and the Closing Date the Station for any reason does not broadcast at substantially full licensed power and antenna heights as described in the License (an "Off Air Event") for a continuous period of five (5) days or if all Off Air Events result in an aggregate of five (5) days wherein the Station does not broadcast at full licensed power and antenna height or if there are more than four (4) Off Air Events, each lasting six (6) hours or more.

                  Section 15.2.  DRAWDOWN OF LETTER OF CREDIT.

           The Buyer and the Seller hereby agree that

          15.2.0.0.0.1.

         upon the termination of this Agreement as a result of the failure by the Buyer to comply in any material respect with the terms of this Agreement, or

          15.2.0.0.0.2.

         if any representation or warranty of the Buyer herein shall prove to be false in any material respect when made, (c) if the Letter of Credit will expire in accordance with its terms prior to the scheduled Closing Date, the Seller will be free in sole and absolute discretion to make a drawing under the Letter of Credit for the full amount available thereunder. Seller acknowledges and agrees that the amounts available to be drawn down under the Letter of Credit shall be the sole and exclusive remedy of Seller against Buyer in connection with such default and termination. The Seller shall hold the Letter of Credit in escrow (subject to its drawdown rights hereunder) until its drawdown in accordance with the terms hereof or its return to the Buyer upon the consummation of the transactions contemplated herein.

         SECTION 16.  GENERAL.

           Section 16.1.  EXPENSES.

           Except as otherwise expressly provided in this Agreement, all expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby shall be borne by the party incurring such expenses.

                  Section 16.2.  NOTICES.

           All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:
(a) if to the Seller, to: Precision Media Corporation,, Hartford Square North, Ten Columbus Boulevard, Hartford, Connecticut 06106, Attention: Timothy J.A. Montgomery, Vice President; and (b) if to the Buyer, to: Multi-Market Radio, Inc., One Monarch Place, Suite 220, Springfield, Massachusetts 01144,
Attention: Michael G. Ferrel, President and CEO.

                  Section 16.3.  FURTHER ASSURANCES.

           From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such further instruments of conveyance and transfer and take such other actions as the Buyer may reasonably require more effectively to convey and transfer any of the Acquired Assets and to assign any of the Contracts to the Buyer. The Seller and the Buyer shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

                  Section 16.4.  FULL CONSIDERATION; RISK OF LOSECTION

           Except as otherwise expressly provided in this Agreement, the Seller shall be responsible to deliver the Acquired Assets and to assign the Contracts upon the terms of this Agreement without further cost or expense to the Buyer and shall be responsible for satisfying any and all costs and expenses payable to any third parties arising as a result of the Seller's delivery of the Acquired Assets and the assignment of the Contracts to the Buyer. The risk of loss, damage or destruction to any Acquired Asset from any cause whatsoever prior to the Closing shall be borne by the Seller, who shall, prior to the Closing and at the Seller's own expense, repair, rebuild or replace any Acquired Asset so lost, damaged or destroyed.

                  Section 16.5.  PUBLIC STATEMENTS OR RELEASES.

           The parties hereto each agree that neither party to this Agreement will make any public announcement of the existence of, or reveal the status of, the transactions provided for herein, without the prior approval of the other party hereto. Each party hereto agrees that it will not unreasonably withhold or delay any such approval. Nothing contained in this Section 16.5 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal or contractual obligations.

                  Section 16.6.  NONRECOURSE OBLIGATIONS.

           Notwithstanding any contrary provision contained in this Agreement, the Non-Competition Agreement, the Assumption Agreement or any other agreement, document or instrument delivered in connection herewith or therewith, none of the shareholders, officers, directors or employees of the Buyer or the Seller nor any legal representative, heir, successor or assignee of any shareholder, officer, director or employee of the Buyer or the Seller shall have any personal liability for any misrepresentation or breach of warranty made by the Buyer or the Seller hereunder or thereunder, or any failure by the Buyer or the Seller to perform or observe any of the terms, covenants or conditions to be performed or observed by the Buyer hereunder or thereunder or any other obligation arising hereunder or thereunder. In the event of any such misrepresentation, breach or failure, the Seller or the Buyer, as the case may be, shall be entitled to proceed solely against the Buyer or the Seller, as the case may be.

                  Section 16.7.  SPECIFIC PERFORMANCE.

           Seller recognizes that, in the event Seller refuses to perform the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall, therefore, be entitled in such event, in addition to bringing suit at law or equity for money or other damages, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

                  Section 16.8.  MISCELLANEOUS.

           This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by each of the parties hereto. The validity and construction of this Agreement shall be governed by the laws of the State of Connecticut. The headings of sections are for reference only and shall not limit or control the meaning thereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its interests under this Agreement without the prior consent of the other, except that Buyer may assign its interests to a wholly-owned subsidiary of the Buyer without the Seller's prior consent; provided, that such assignment shall not be effective unless (a) the Buyer shall have provided the Buyer with not less than five (5) business days prior written notice of such assignment in accordance with the terms hereof and (b) the Buyer shall have agreed in writing with the Seller that the Buyer will remain fully and directly liable for the prompt payment and performance of all of the Buyer's and such Assignee's obligations hereunder. The representations and warranties of each party contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby shall be deemed material and, notwithstanding any investigation by the other party hereto, shall be deemed to have been relied upon by such other party and shall survive the Closing and the consummation of the transactions contemplated hereby. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, other than the Seller and the Buyer, any rights or remedies under or by reason of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              PRECISION MEDIA CORPORATION


                              By: /s/ Timothy J.A. Montgomery
                                  -----------------------
                                  Timothy J.A. Montgomery
                                  Title:  Vice President and
                                  General Manager


                              MULTI-MARKET RADIO, INC.


                              By: /s/ Michael G. Ferrel
                                 -----------------------
                                 Michael G. Ferrel
                                 Title:  President and CEO

                                   EXHIBIT A

                             Assumption Agreement

                                   EXHIBIT B

                               Letter of Credit

                                   EXHIBIT C

                           Non-Competition Agreement

                                   EXHIBIT D

                                 Studio Lease

                                   EXHIBIT E

                                  TOWER LEASE

                                   EXHIBIT F

               December 31, 1995 Unaudited Financial Statements

                                   EXHIBIT F

                                   PAGE TWO

                       EXTRAORDINARY EXPENSE ADD BACKS:

         17.                                                         $1,065,000

         Montgomery/Excess compensation as shareholder:

         18.                                                         $1,022,000

         Legal Expense due to shareholder tax issues:
                   (Bingham, Dana & Gould)

         19.                                                         $1,023,177

         Auditor expense due to shareholder tax issues:
                   (Freeley & Driscoll)

         20.                                                         $1,003,500

        Legal expense for New Hampshire station acquisition
            Hartford-allocation (Katten Muchine):

         21.                                                         $1,012,000
         401K Contribution

         22.                                                         $1,005,000

         Keyman Life/Montgomery

         23.                                                         $1,018,000

        Controller Salary allocation:

        24.                                                          $1,015,000

        Excess insurance premiums

        25.                                                          $1,005,000

        Auto purchase per Seven-Up (client Goodwill)

        26.                                                          $1,005,600
        Consultant (Strategic Planning):


        27.                                                          $1,008,659
        Gary Craig replacement (Management option):

        28.                                                          $1,026,000
        Excess promotional expenses to counter
           Gary Craig departure:

        29.                                                          $1,001,000
        Gift to terminally ill employee:


        30.                                                          $1,007,900
         Montgomery auto:


         Total                                                       $1,217,836
         Total 1995 Operating Income                                 $1,418,506
                                                                     ----------

                                 SCHEDULE 2.1

                                TANGIBLE ASSETS

                                 SCHEDULE 2.2
                               INTANGIBLE ASSETS


         Call Sign

         1.       "WKSS-FM"


         Trade Name

         "Kiss 95.7"

         "The Nut Hut"

         "Spousal Arousal"

         "Worst Joke Wednesday"

                                 SCHEDULE 2.3

                                   CONTRACTS

                                 SCHEDULE 2.4

                          ASSUMED EMPLOYEE CONTRACTS

                                  SCHEDULE 4

                                TRADE ACCOUNTS

Positive Balances (owes us)

Total:


NEGATIVE BALANCES (we owe them)


Total:



GRAND TOTAL

                                 SCHEDULE 5.2

                            PERMITTED ENCUMBRANCES

                                                               30.0.0.0.0.0.1.

                           Liens to secure taxes, assessments and other
                  government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

                                                               30.0.0.0.0.0.2.

                           Deposits or pledges made in connection with, or to
                  secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

                                                               30.0.0.0.0.0.3.

                           Encumbrances on Real Estate consisting of
                  easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Seller is a party, and other minor liens or encumbrances none of which in the opinion of the Seller interferes materially with the use of the property affected in the ordinary conduct of the business of the Seller which defects do not individually or in the aggregate have a materially adverse effect on the business of the Seller; and

                                                               30.0.0.0.0.0.4.

                           Liens on all assets and properties of the Seller in
                  favor of Bank of Boston Connecticut.

                                 SCHEDULE 5.3

                     PRE-CLOSING DATE ACCOUNTS RECEIVABLE

                                 SCHEDULE 7.5

                                    LICENSE


         FCC license for WKSS attached hereto as Attachment 7.5.

                                 SCHEDULE 7.7

                                   EMPLOYEES


         The attached list contains payroll information for bi-monthly pay period ending March 31, 1996 for employees of Station WKSS.

                                 SCHEDULE 7.9

                             UNFUNDED LIABILITIES

                                     None

                                 SCHEDULE 7.12

                                   INSURANCE

                                 SCHEDULE 7.16

                                  LITIGATION

                                     None

                                SCHEDULE 9.1(g)

                              Advertising Budget


April                                                     $45,000
May                                                       $55,000
June                                                      $30,000
July                                                      $15,000
August                                                    $15,000
Total                                                    $160,000.00